UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                    Neptune Technologies & Bioressources Inc.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    64077P108
                                 (CUSIP Number)

                                December 31, 2007
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64077P108                   13G/A                   Page 2 of 14 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Northern Rivers Capital Management Inc.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Canada
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,829,800

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,829,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,829,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            15.87%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64077P108                 13G/A                    Page 3 of 14 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Northern Rivers Innovation Fund LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ontario, Canada
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,465,450

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,465,450
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            4,465,450
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            12.16%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64077P108                 13G/A                    Page 4 of 14 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Horizons Northern Rivers Fund LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ontario, Canada
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    400,850

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    400,850
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            400,850
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.09%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64077P108                 13G/A                    Page 5 of 14 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Northern Rivers Innovation RSP Fund
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ontario, Canada
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    709,700

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    709,700
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            709,700
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            1.93%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64077P108                 13G/A                    Page 6 of 14 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Northern Rivers Conservative Growth Fund LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ontario, Canada
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    189,100 (Includes 40,000 warrants)

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    189,100 (Includes 40,000 warrants)
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            189,100 (Includes 40,000 warrants)
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.51%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 64077P108                 13G/A                    Page 7 of 14 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Northern Rivers Evolution Fund
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ontario, Canada
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    29,700

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    29,700
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            29,700
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.08%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 64077P108                 13G/A                    Page 8 of 14 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Northern Rivers Conservative Growth Fund
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Ontario, Canada
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    35,000

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    35,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            35,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.10%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 64077P108                 13G/A                    Page 9 of 14 Pages


Item 1.

(a)  Name of Issuer

       Neptune Technologies & Bioressources Inc.(the "Company").

(b) Address of Issuer's Principal Executive Offices

       2740 Pierre-Peladeau Avenue
       Suite H200
       Laval, Quebec
       Canada  H7T 3B3


Item 2(a).  Name of Person Filing

       Northern Rivers Capital Management Inc., ("NRCMI") with respect to the shares of Common Shares directly owned by NRIF, HNRF, NRIRF, NRCGF, NREF and NRCGMF.

       Northern Rivers Innovation Fund LP, ("NRIF") with respect to the shares of Common Shares directly owned by it.

       Horizons Northern Rivers Fund LP ("HNRF") with respect to the shares of Common Shares directly owned by it.

       Northern Rivers Innovation RSP Fund ("NRIRF") with respect to the shares of Common Shares directly owned by it.

       Northern Rivers Conservative Growth Fund LP ("NRCGF") with respect to the shares of Common Shares directly owned by it.

       Northern Rivers Evolution Fund ("NREF") with respect to the shares of Common Shares directly owned by it.

       Northern Rivers Conservative Growth Fund ("NRCGMF") with respect to the shares of Common Shares directly owned by it.

       NRCMI, NRIF, HNRF, NRIRF, NRCGF, NREF and NRCGMF are sometimes hereinafter referred to collectively as the "Reporting Persons".


Item 2(b).  Address of Principal Business Office

       The address of the business office of each of NRCMI, NRIF, NRIRF, NRCGF, NREF and NRCGMF is Royal Bank Plaza, North Tower, Suite 2000, P.O. Box 66, 200 Bay Street, Toronto, Ontario M5J2J2.

       The address of the business office of HNRF is 26 Wellington Street East, Suite 900, Toronto, Ontario M5E1S2.

Item 2(c).  Citizenship

       NRCMI is a corporation organized under the laws of Canada. NRIF, HNRF and NRCGF are limited partnerships organized under the laws of Ontario, Canada. NREF, NRCGMF and NRIRF are Unit Trusts organized under the laws of Ontario, Canada.

CUSIP No. 64077P108                 13G/A                    Page 10 of 14 Pages


Item 2(d)  Title of Class of Securities

       Common Shares ("Common Shares")


Item 2(e)  CUSIP Number

       64077P108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.   Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned:

           As of December 31, 2007, each Reporting Person may be deemed the beneficial owner of 5,829,800 Common Shares owned by the Reporting Person. The total number of Common Shares owned by the Reporting Persons includes 40,000 Common Shares of the Company issuable upon the exercise of 40,000 warrants held by NRCGF. NRCMI is engaged to provide investment advisory services to the Northern Rivers funds, to act as principal distributor of the units of the funds and has voting and dispositive power over the securities held by NRIF, HNRF, NRIRF, NRCGF, NREF and NRCGMF. In addition the Reporting Persons may be deemed beneficial owners of Common Shares held personally by two fund managers, Hugh

CUSIP No. 64077P108                 13G/A                    Page 11 of 14 Pages


Cleland (83,500 shares) and Alexander Ruus (230,600 shares). Each of the Reporting Persons expressly disclaim beneficial ownership of Common Shares held personally by Messrs Cleland and Ruus.


       (b) Percent of class:

           Approximately 15.87% as of December 31, 2007. (Based on the Company's Form 40-F filed May 31, 2007, there were 36,729,547 shares of Common Shares issued and outstanding as of May 31, 2007.)


       (c) Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote

                 0

           (ii)  Shared power to vote or to direct the vote

                 5,829,800 shares of Common Shares.

           (iii) Sole power to dispose or to direct the disposition of

                 0

           (iv) Shared power to dispose or to direct the disposition of

                 5,829,800 shares of Common Shares.


Item 5.   Ownership of Five Percent or Less of a Class

       Not applicable.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person

       NRCMI is engaged to provide investment advisory services to the Northern Rivers funds, to act as principal distributor of the units of the funds and has voting and dispositive power over the securities held by NRIF, HNRF, NRIRF, NRCGF, NREF and NRCGMF. In addition the Reporting Persons may be deemed beneficial owners of Common Shares held personally by two fund managers, Hugh Cleland (83,500 shares) and Alexander Ruus (230,600 shares). Each of the Reporting Persons expressly disclaim beneficial ownership of Common Shares held personally by Messrs Cleland and Ruus.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

       Not applicable.


Item 8.   Identification and Classification of Members of the Group

CUSIP No. 64077P108                 13G/A                    Page 12 of 14 Pages


       Please See Item 2


Item 9.   Notice of Dissolution of Group

       Not applicable.


Item 10.  Certification

       By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 64077P108                 13G/A                    Page 13 of 14 Pages


                                   SIGNATURES

       After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 13, 2008


NORTHERN RIVERS CAPITAL MANAGEMENT INC.

    By:  /s/ Scott Laskey
        ------------------------------------
        Name:  Scott Laskey
        Title: Chief Financial Officer

NORTHERN RIVERS INNOVATION FUND LP
By: Northern Rivers Capital Management Inc.

    By:  /s/ Scott Laskey
        ------------------------------------
        Name:  Scott Laskey
        Title: Chief Financial Officer

NORTHERN RIVERS HORIZON FUND LP
By: Northern Rivers Capital Management Inc.

    By:  /s/ Scott Laskey
        ------------------------------------
        Name:  Scott Laskey
        Title: Chief Financial Officer

NORTHERN RIVERS INNOVATION RSP FUND
By: Northern Rivers Capital Management Inc.

    By:  /s/ Scott Laskey
        ------------------------------------
        Name:  Scott Laskey
        Title: Chief Financial Officer

NORTHERN RIVERS CONSERVATIVE GROWTH FUND LP
By: Northern Rivers Capital Management Inc.

    By:  /s/ Scott Laskey
        ------------------------------------
        Name:  Scott Laskey
        Title: Chief Financial Officer

NORTHERN RIVERS EVOLUTION FUND
By: Northern Rivers Capital Management Inc.

    By:  /s/ Scott Laskey
        ------------------------------------
        Name:  Scott Laskey
        Title: Chief Financial Officer

CUSIP No. 64077P108                 13G/A                   Page 14 of 14 Pages


NORTHERN RIVERS CONSERVATIVE GROWTH FUND
By: Northern Rivers Capital Management Inc.

    By:  /s/ Scott Laskey
        ------------------------------------
        Name:  Scott Laskey
        Title: Chief Financial Officer